Exhibit 4.2

Gold prepayment agreement

Allied Gold Finance Pty Ltd

EXP T1 Ltd

Contents			Page

	Defined terms and interpretation		1

	1.1	Definitions in the Dictionary and Deed of Common Provisions	1

	1.2	Interpretation

	1.3	Deed of Common Provisions

2	The Advance and Repayment

	2.1	Advance of the Commitment Amount	1

	2.2	Purposes of the Advance	2

	2.3	Delivery of Drawdown Notice	2

	2.4	Obligations with Respect to Drawdown Notice	2

	2.5	Evidence of Advance and any Repayments	2

	2.6	Discharge of Security Upon Repayment	3

	2.7	Repayment	3

	2.8	Interest on overdue amounts	7

	2.9	Issue of Allied Shares	8

3	Conditions Precedent		8

4	Representations and Warranties		8

5	Covenants		8

6	Events of Default		8

7	Repayment of Existing Facilities		9

	7.1	Repayment of an Existing Facility on the Advance Date	9

	7.2	Repayment of an Existing Facility after the Advance Date	10

8	Miscellaneous		12

	8.1	Amendments and Waivers	12

	8.2	Notices	12

	8.3	Jurisdiction	12

	8.4	Counterparts	12

Gold prepayment agreement

8.5	Attorneys	12

8.6	Fees and other costs	12

Schedule 1 – Dictionary		13

Schedule 2 – Drawdown Notice		16

Schedule 3 – Minimum Amounts		17

Gold prepayment agreement

Date:            December 2011

Parties

1	Allied Gold Finance Pty Ltd ACN 141 429 969 of care of Torre Corporate, Unit B9, 431 Roberts Road, Subiaco, Western Australia, Australia (Seller)

2	EXP T1 Ltd (Registration number 238743) of care of Maples Corporate Services Limited of PO Box 309 Ugland House, Grand Cayman KY1 1104 (Buyer)

Background

A	The Seller has requested that the Buyer makes an advance to the Seller in an aggregate amount of EIGHTY MILLION U.S. DOLLARS (US$80,000,000) (Commitment Amount), to be used in connection with the Eligible Purpose.

B	The Buyer makes the Commitment Amount available to the Seller upon the terms and subject to the conditions set forth in this Agreement.

The parties agree

1	Defined terms and interpretation

1.1	Definitions in the Dictionary and Deed of Common Provisions

(a)	A term or expression starting with a capital letter which is defined in the Dictionary in Schedule 1 (Dictionary) has the meaning given to it in the Dictionary.

(b)	A term or expression starting with a capital letter which is not otherwise defined in the Dictionary has the meaning given to it in the Deed of Common Provisions.

1.2	Interpretation

Clause 1.2 (Construction) of the Deed of Common Provisions sets out the rules of interpretation for this Agreement.

1.3	Deed of Common Provisions

This Agreement and the rights and obligations of the parties to it are subject to the terms and conditions of the Deed of Common Provisions which shall be deemed to be incorporated in full into this Agreement as if expressly set out in this Agreement (with necessary changes).

2	The Advance and Repayment

2.1	Advance of the Commitment Amount

(a)	Subject to the terms of this Agreement, the Buyer makes the Commitment Amount available to the Seller.

(b)	The Advance will be made in a single advance in accordance with clause 2.3 (Delivery of Drawdown Notice).

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2.2	Purposes of the Advance

The Advance must be used for the Eligible Purpose.

2.3	Delivery of Drawdown Notice

The Seller may not deliver a Drawdown Notice to the Buyer unless:

(a)	the conditions referred to in clause 3 (Conditions Precedent) have been satisfied or waived, each in form and substance satisfactory to the Buyer;

(b)	the Drawdown Notice is delivered not less than two (2) Business Days prior to the proposed Advance Date;

(c)	if as a result of the proposed Advance, not more than one Advance would be outstanding;

(d)	the Drawdown Notice sets out:

(i)	the Advance requested to be drawn (being for the Commitment Amount);

(ii)	the proposed Advance Date (to be a Business Day no later than 30 days after the date of this Agreement);

(iii)	the account or accounts to which the Advance should be paid;

(iv)	a confirmation that the proceeds of the Advance will be applied towards an Eligible Purpose; and

(v)	a representation and warranty that no Default is subsisting or would result from the proposed Advance.

2.4	Obligations with Respect to Drawdown Notice

The Drawdown Notice delivered by the Seller in accordance with, and satisfying the terms of, clause 2.3 (Delivery of Drawdown Notice) is irrevocable and:

(a)	the Buyer shall make available to the Seller the full amount specified in the Drawdown Notice on the Advance Date specified in the Drawdown Notice; and

(b)	the Seller will take the action contemplated on the Advance Date specified in the Drawdown Notice.

2.5	Evidence of Advance and any Repayments

(a)	The Buyer shall maintain a book of account.

(b)	The book of account maintained by the Buyer as contemplated by clause 2.5(a) (Evidence of Advance and any Repayments) shall be prima facie evidence, absent manifest error, of:

(i)	the Advance made by the Buyer to the Seller; and

(ii)	any deliveries of Gold received in satisfaction of the Delivery Obligations.

(c)	Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Seller under this Agreement to deliver the Gold and pay all amounts owing under this Agreement

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2.6	Discharge of Security Upon Repayment

(a)	The Seller shall satisfy the Delivery Obligations to the Buyer in the manner set out in clause 2.7 (Repayment) and in any event, by no later than the Final Delivery Date.

(b)	When all of the Facility Obligations have been met in full, the Buyer will, at the Seller’s request and sole expense, execute and deliver any termination statements, lien releases, mortgage or pledge releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary to release the Buyer’s Liens and all notices of Liens previously filed by the Buyer with respect to the Facility Obligations.

2.7	Repayment

(a)	Repayment by way of Gold Deliveries

Subject to clause 2.?(b) (Repayment in Dollars or Allied Shares), the Seller shall satisfy the Delivery Obligations by delivering Gold to the Buyer in the aggregate amount of 66,240 troy ounces (or such other number of ounces as determined after taking account clauses 2.7(c) (Gold Credit) and (d) (Gold Penalty)) in instalments, in the following amounts of Gold (each a Deliverable Amount) and on each of the following days (each a Delivery Day):

(i)	in respect of the first Delivery Day, the Business Day in January 2012 which occurs after Financial Close and which is 2 Business Days after the Buyer notifies the Seller of the Special Gold Price for that Delivery Day, being 1,000 troy ounces of Gold or such other number of ounces as determined after taking into account clauses 2.7(c) (Gold Credit) and (d) (Gold Penalty);

(ii)	on the first Business Day of each of the next 5 consecutive months, 1,000 troy ounces of Gold (in the aggregate amount of 5,000 troy ounces) or such other number of ounces as determined after taking into account clauses 2.7(c) (Gold Credit) and (d) (Gold Penalty);

(iii)	on the first Business Day of each of the next 6 consecutive months, 1,300 troy ounces of Gold (in the aggregate amount of 7,800 troy ounces) or such other number of ounces as determined after taking into account clauses 2.7(c) (Gold Credit) and (d) (Gold Penalty); and

(iv)	on the first Business Day of each of the next 24 consecutive months, 2,185 troy ounces of Gold (in the aggregate amount of 52,440 troy ounces) or such other number of ounces as determined after taking into account clauses 2.7(c) (Gold Credit) and (d) (Gold Penalty), unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defence, and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto.

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(b)	Repayment in Dollars or Allied Shares

(i)	Subject to clause 2.7(b)(vi) (Repayment in Dollars or Allied Shares), the Seller may elect not to deliver Gold in a Deliverable Amount on a Delivery Day, in accordance with this clause 2.7(b) (Repayment in Dollars or Allied Shares).

(ii)	If the Seller makes an election under clause 2.7(b)(i) (Repayment in Dollars or Allied Shares) in respect of a Deliverable Amount, the Seller must notify the Buyer in writing at least five (5) Business Days prior to the Delivery Day for that Deliverable Amount (Alternative Payment Election).

(iii)	If the Seller makes an Alternative Payment Election, the Buyer will calculate the Dollar value of the relevant Deliverable Amount based on the Gold Price in respect of the relevant Delivery Day (Dollar Equivalent Deliverable Amount) and must notify the Seller of the Dollar Equivalent Deliverable Amount on the day which is two (2) Business Days before the Delivery Day for that Deliverable Amount. In the event that the Buyer does not notify the Seller of the Dollar Equivalent Deliverable Amount by the day which is two (2) Business Days before the relevant Delivery Day, the only consequence is that the date the payment of the Dollar Equivalent Deliverable Amount is due in accordance with this clause 2.7(b)(iii) (Repayment in Dollars or Allied Shares) will be extended by an equal number of Business Days. The Seller must pay or satisfy the Dollar Equivalent Deliverable Amount by either:

(A)	paying the Dollar Equivalent Deliverable Amount into the account nominated by the Buyer to the Seller from time to time for the purposes of this Agreement, or otherwise at the direction of the Buyer, by the later of:

(i)	the Delivery Day for that Dollar Equivalent Deliverable Amount; or

(ii)	one (1) Business Day after the Buyer notifies the Seller of that Dollar Equivalent Deliverable Amount; or

(B)	subject to compliance with clause 2.9 (Issue of Allied Shares), procuring Allied to issue to the Buyer (or its nominee) such number of Allied Shares having a value equal to the Dollar Equivalent Deliverable Amount and for the purposes of determining the value of the aggregate Allied Shares, the value of an Allied Share shall be the VWAP for Allied Shares calculated by dividing the total value of Allied Shares by total volume of Allied Shares traded over the period which runs seven (7) Business Days prior to the date the Alternative Payment Election is made and ends on the day that is two (2) Business Days prior to the relevant Delivery Day but subsequently adjusted, if required, in the manner described in clause 2.7(b)(v) (Repayment in Dollars or Allied Shares) by the later of:

(i)	five (5) Business Days after the Delivery Day for that Dollar Equivalent Deliverable Amount; or

(ii)	four (4) Business Days after the Buyer notifies the Seller of that Dollar Equivalent Deliverable Amount.

(iv)	In determining the value in Dollars of an Allied Share for the purposes of the calculation in clause 2.7(b)(iii)(B) (Repayment in Dollars or Allied Shares),

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the value of the Allied Share which will be expressed in GBP is to be converted into Dollars at the official exchange rate published by the London Metals Exchange and published in Bloomberg (on page “LME”) at close of trade on the day that is two (2) Business Days prior to the Delivery Day for a conversion from GBP to Dollars.

(v)	If:

(A)	the Seller has satisfied the Dollar Equivalent Deliverable Amount by issue of Allied Shares in accordance with clause 2.7(b)(iii)(B) (Repayment in Dollars or Allied Shares); and

(B)	during the 10 trading days after the issue of those Allied Shares the 10 trading day VWAP for Allied Shares is lower than that used for the purposes of the calculation referred to in clause 2.7(b)(iii)(B) (Repayment in Dollars or Allied Shares) then, subject to clause 2.9 (Issue of Allied Shares), the number of Allied Shares to be issued to the Buyer shall be immediately recalculated and the Seller must procure that Allied, issues such number of additional Allied Shares to the Buyer (or its nominee) so as to satisfy the payment of the Dollar Equivalent Deliverable Amount using that lower VWAP issue price.

(vi)	Subject to clause 2.9 (Issue of Allied Shares), the Seller:

(A)	may not make an Alternative Payment Election in respect of the first Delivery Day;

(B)	otherwise may only make an Alternative Payment Election a maximum of six (6) times during the first 24 months of the Term; and

(C)	may not make an Alternative Payment Election at any time during the final 12 months of the Term.

(c)	Gold Credit

On each Delivery Day, the Seller is entitled to reduce the Deliverable Amount deliverable on such date:

(i)	by 7.5% of the Deliverable Amount, if the Special Gold Price in respect of such date is above $1,550 per troy ounce; and

(ii)	by a further 7.5% (for an aggregate reduction of 15%) of the Deliverable Amount, if the Special Gold Price in respect of such date is above $1,600 per troy ounce,

and in any event, the Seller is not entitled to reduce any Deliverable Amount deliverable by more than 15%.

(d)	Gold Penalty

On each Delivery Day, the Seller will increase the Deliverable Amount deliverable on such date;

(i)	by 7.5% of the Deliverable Amount, if the Special Gold Price in respect of such date is below $1,450 per troy ounce; and

(ii)	by a further 7.5% (for an aggregate increase of 15%) of the Deliverable Amount, if the Special Gold Price in respect of such date is below $1,400 per troy ounce,

and in any event, the Seller is not liable to increase any Deliverable Amount by more than 15%.

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(e)	Places of Shipment and Delivery of Gold

Each delivery of Gold to be made by the Seller to the Buyer under this Agreement shall be made by no later than noon London time or such other time as agreed between the Buyer and the Seller (Specified Time), at the Barclays Account, and all shipping, insurance, and other costs related to any such delivery shall be paid by the Seller. Any delivery made later than the Specified Time shall be deemed to have been made at 9:00a.m. London time, the next Business Day thereafter.

(f)	Extension

Whenever any payment or delivery under this Agreement shall be stated to be due for payment or delivery, or whenever any other date specified under this Agreement would otherwise occur on a day other than a Business Day, then, except as otherwise provided in this Agreement, such payment or delivery shall be made, and such other date shall occur, on the next succeeding Business Day.

(g)	Application

Following the recovery of any proceeds from an enforcement of the Buyer’s rights under the Facility Documents, each payment by or on behalf of the Seller under this Agreement shall, unless a specific determination is made by the Buyer with respect to it, be applied:

(i)	first, to any costs, expenses and other amounts (other than the outstanding Delivery Obligations) due to the Buyer;

(ii)	second, to any accrued and unpaid overdue interest due to the Buyer; and

(iii)	third, to the outstanding Deliverable Amounts due to the Buyer determined in accordance with this Agreement.

(h)	Certain Costs

The Seller shall, upon demand, if the Buyer provides a certificate or other evidence documenting such costs and expenses, pay any reasonable costs and expenses incurred by the Buyer as a result of any delivery of Gold, payment of Dollars or issuance of Allied Shares other than as provided in this Agreement.

(i)	Voluntary Prepayment by Seller

(i)	The Seller may, subject to clause 2.7(i)(iii) (Voluntary Prepayment by Se//ei):

(A)	on the first Business Day in January 2013 and the first Business Day in January 2014 (each a Voluntary Prepayment Date); and

(B)	on at least five (5) Business Days prior written notice to the Buyer of its intention to make an early repayment of all outstanding Delivery Obligations (Voluntary Prepayment Notice),

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prepay to the Buyer all outstanding Delivery Obligations and pay to the Buyer any other additional Facility Obligations outstanding at that time on the relevant Voluntary Prepayment Date.

(ii)	Depending on the Voluntary Prepayment Date in respect of which the Voluntary Prepayment Notice is given, the Seller shall prepay to the Buyer the Delivery Obligations and any other additional Facility Obligations outstanding at that time in Dollars (Voluntary Prepayment Amount) with payment in respect of the Delivery Obligations comprising the greater of:

(A)	the Delivery Obligations multiplied by the Spot Price; or

(B)	the amount referred to in Schedule 3 (Minimum Amounts) which corresponds to the relevant Voluntary Prepayment Date.

(iii)	The Seller may only pay the Voluntary Prepayment Amount in Dollars.

(iv)	Subject to clause 2.7(i)(iii) (Voluntary Prepayment by Seller), the Seller must pay the Voluntary Prepayment Amount on the relevant Voluntary Prepayment Date to the account nominated by the Buyer to the Seller from time to time for the purposes of this Agreement, or otherwise at the direction of the Buyer.

(j)	Force Majeure

Notwithstanding that the Seller may claim that its obligations to deliver Gold under the Contract for Sale are adversely affected by an event of force majeure, nothing shall affect the obligation of the Seller to satisfy the outstanding Delivery Obligations in accordance with the terms of this Agreement.

2.8	Interest on overdue amounts

(i)	If the Seller does not:

(A)	make a payment under this Agreement when due and payable; or

(B)	make a delivery of Gold or issuance of Allied Shares when due, then, notwithstanding any other right of the Buyer, the Seller must pay interest on such overdue amount (or in the case of Gold or Allied Shares, an amount equal to the outstanding Dollar Equivalent Deliverable Amount) calculated at the rate of 12% per annum and such interest shall be payable in Dollars.

(ii)	Interest payable on overdue amounts:

(A)	accrues from day to day from and including the due date for payment or delivery up to the actual date of payment or delivery, before and, as an additional and independent obligations, after any judgement or other thing into which the liability to pay the Facility Obligations becomes merged; and

(B)	may be capitalised at monthly intervals.

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2.9	Issue of Allied Shares

The Seller may only satisfy a Deliverable Amount as contemplated in clause 2.7(b)(iii)(B) (Repayment in Dollars or Allied Shares) where in respect of the issue and allotment of Allied Shares sufficient to satisfy the Seller’s obligation pursuant to that clause:

(a)	Allied has authority to allot (either a specific or standing authority) as required under its articles of association and section 549 of the Companies Act;

(b)	the allotment of Allied Shares is not subject to any pre-emptive rights of the existing holders of Allied Shares, whether pursuant to section 561 of the Companies Act 2006 or otherwise;

(c)	the issue of Allied Shares to the Buyer (or its nominee) represents less than 10% of the number of Allied Shares of the same class already admitted to trading over a period of 12 months immediately prior to the date of issue of Allied Shares to the Buyer (or its nominee); and

(d)	the allotment of Allied Shares to the Buyer (or its nominee) will not result in the Buyer (or its nominee) being required to make a mandatory offer for Allied under Rule 9 of the City Code on Takeovers and Mergers.

3	Conditions Precedent

The Buyer shall not be required to make the Advance until such time as the conditions set out in clauses 3.1 (Initial conditions precedent) and 3.2 (Further conditions precedent) of the Deed of Common Provisions are satisfied to the satisfaction of the Buyer.

4	Representations and Warranties

The Seller makes each of the representations and warranties to the Buyer as set forth in clause 9 (Representations) of the Deed of Common Provisions.

5	Covenants

The Seller undertakes to the Buyer to comply (and, to the extent appropriate, will procure that each other Obligor and Key Project Party complies) with the undertakings set forth in clauses 10 (Information Undertakings), 11 (Affirmative Covenants), 12 (Negative Covenants) and clause 14 (Trigger Event and Review Event) of the Deed of Common Provisions.

6	Events of Default

(a)	The Buyer may exercise any of the rights set out in clause 13 (Events of Default) of the Deed of Common Provisions if an Event of Default occurs and is continuing.

(b)	In addition to the rights of the Buyer under clause 6(a) (Events of Default), if any Event of Default shall occur and be continuing, the Buyer may also by notice to the Seller declare all outstanding Delivery Obligations and any other outstanding Facility Obligations to be forthwith due and payable, whereupon all Delivery Obligations and other Facility Obligations shall become and be forthwith due and payable.

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(c)	If the Buyer gives notice to the Seller under clause 6(b) (Events of Default) or clause 13.17(1) (Effect of Event of Default) of the Deed of Common Provisions, the Seller must immediately repay the Buyer the Dollar value of the outstanding Delivery Obligations that remain due and repay the Buyer all other Facility Obligations that remain due. For the purposes of determining the Dollar value of the outstanding Delivery Obligations, the Buyer will calculate that Dollar value using the greater of:

(i)	the London Gold Market AM Fixing Price on the day the Buyer gives notice to the Seller under clause 6(b) (Events of Default) or clause 13.17(1) (Effect of Event of Default) of the Deed of Common Provisions;

(ii)	the COMEX (1” Position) Settlement Price on the day the Buyer gives notice to the Seller under clause 6(b) (Events of Default) or clause 13.17(1) (Effect of Event of Default) of the Deed of Common Provisions; or

(iii)	US$1500 per troy ounce of Gold.

7	Repayment of Existing Facilities

7.1	Repayment of an Existing Facility on the Advance Date

If the final repayment date of any Existing Facility is on the Advance Date:

(a)	the Seller will include the Final Facility Repayable Amount for the Existing Facility in the Drawdown Notice and request that equivalent proceeds from the Advance be applied in satisfaction of the Final Facility Repayable Amount for the Existing Facility on the Advance Date;

(b)	the Buyer must apply an amount equal to the Final Facility Repayable Amount that is funded by the Advance to the corresponding account specified in the Drawdown Notice (each an Existing Facility Account) on the Advance Date. The Buyer will provide the Seller with instruction receipts issued by its bank in respect of such payment instructions;

(c)	subject to the Buyer providing instructions to its bank consistent with the information provided by the Seller to the Buyer in accordance with clause 7.1(b) (Repayment of an Existing Facility on the Advance Date), the Buyer will not be liable if the Final Facility Repayable Amount does not reach the relevant Existing Facility Account after it has provided the payment instruction to its bank;

(d)	the Buyer must provide reasonable assistance to the Seller to facilitate delivery of an amount equal to the relevant Final Facility Repayable Amount to the relevant Existing Facility Account;

(e)	if, after payment of the Final Facility Repayable Amount payable to the relevant outgoing financier in accordance with clauses 7.1(b), (c) and (d) (Repayment of an Existing Facility on the Advance Date), any amount remains owing to the relevant outgoing financier, including due to conversion of the Final Facility Repayable Amount into a currency other than Dollars by the relevant outgoing financier, (Residual Amount) the Seller must immediately pay such Residual Amount to the relevant outgoing financier; and

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(f)	the Seller will procure that the Buyer receives (in form and substance satisfactory to it):

(i)	if the Final Facility Repayable Amount for the facilities provided by Bank of South Pacific Limited under the Bank of South Pacific Facility Documents is paid on the Advance Date:

(A)	all the Title Documents to all Collateral held by Bank of South Pacific Limited promptly following the Advance Date, and in any event no later than 31 January 2012; and

(B)	evidence that all guarantees, indemnities and Liens in respect of the Bank of Pacific Facility Documents have been or will be released and discharged on the Advance Date; and

(C)	evidence that all records of such Liens have been or will be removed from title and any applicable registers promptly following the Advance Date, and in any event no later than 31 January 2012; and

(ii)	if the Final Facility Repayable Amount for the facilities provided by International Finance Corporation under the IFC Facility Documents is to be paid on the Advance Date:

(A)	all the Title Documents to all Collateral held by International Finance Corporation promptly following the Advance Date, and in any event no later than 31 January 2012; and

(B)	evidence that all guarantees, indemnities and Liens in respect of the IFC Facility Documents have been or will be released and discharged on the Advance Date; and

(C)	evidence that all records of such Liens have been or will be removed from title and any applicable registers promptly following the Advance Date, and in any event no later than 31 January 2012.

7.2	Repayment of an Existing Facility after the Advance Date

If the final repayment date of any Existing Facility is after the Advance Date, as set out in a repayment notice issued in accordance with clause 11 or 12 (as applicable) of Schedule 3 (Conditions precedent) of the Deed of Common Provisions (an Existing Facility Repayment Date):

(a)	the Seller will include the Final Facility Repayable Amount for the Existing Facility in the Drawdown Notice and request that equivalent proceeds from the Advance be remitted to the Buyer to be applied in satisfaction of the Final Facility Repayable Amount on the applicable Existing Facility Repayment Date;

(b)	subject to clause 7.2(1) (Repayment of an Existing Facility after the Advance Date) and following written instruction from the Seller, the Buyer must send payment instructions to its bank to apply an amount equal to the relevant Final Facility Repayable Amount specified in the Drawdown Notice that is funded by the Advance to the corresponding account specified in the Drawdown Notice (or to another account as notified by the Seller to the Buyer in writing and confirmed in writing by the relevant outgoing financier at least 2 Business Days prior to the relevant Existing Facility Repayment Date) (each an Existing Facility Account) on the applicable Existing Facility Repayment Date. The Buyer will provide the Seller with instruction receipts issued by its bank in respect of such payment instructions;

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(c)	subject to the Buyer providing instructions to its bank consistent with the information provided by the Seller to the Buyer in accordance with clause 7.2(b) (Repayment of an Existing Facility after the Advance Date), the Buyer will not be liable if the relevant Final Facility Repayable Amount does not reach the relevant Existing Facility Account after it has provided the payment instruction to its bank;

(d)	the Buyer must provide reasonable assistance to the Seller to facilitate delivery of an amount equal to the relevant Final Facility Repayable Amount to the relevant Existing Facility Account;

(e)	if, after payment of the Final Facility Repayable Amount payable to the relevant outgoing financier in accordance with clauses 7.2(b), (c) and (d) (Repayment of an Existing Facility after the Advance Date), any amount remains owing to the relevant outgoing financier, including due to conversion of the Final Facility Repayable Amount into a currency other than Dollars by the relevant outgoing financier, (Residual Amount) the Seller must immediately pay such Residual Amount to the relevant outgoing financier; and

(f)	the Seller will procure that the Buyer receives (in form and substance satisfactory to it):

(i)	if the applicable Existing Facility Repayment Date for the facilities provided by Bank of South Pacific Limited under the Bank of South Pacific Facility Documents occurs after the Advance Date:

(A)	all the Title Documents to all Collateral held by Bank of South Pacific Limited promptly following the applicable Existing Facility Repayment Date, and in any event no later than 31 January 2012;

(B)	evidence that all guarantees, indemnities and Liens in respect of the Bank of Pacific Facility Documents have been or will be released and discharged on the applicable Existing Facility Repayment Date; and

(C)	evidence that all records of such Liens have been or will be removed from title and any applicable registers promptly following the applicable Existing Facility Repayment Date, and in any event no later than 31 January 2012; and

(ii)	if the applicable Existing Facility Repayment Date for the facilities provided by International Finance Corporation under the IFC Facility Documents occurs after the Advance Date:

(A)	all the Title Documents to all Collateral held by International Finance Corporation promptly following the applicable Existing Facility Repayment Date, and in any event no later than 31 January 2012; and

(B)	evidence that all guarantees, indemnities and Liens in respect of the IFC Facility Documents have been or will be released and discharged on the applicable Existing Facility Repayment Date; and

(C)	evidence that all records of such Liens have been or will be removed from title and any applicable registers promptly following the applicable Existing Facility Repayment Date, and in any event no later than 31 January 2012.

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8	Miscellaneous

8.1	Amendments and Waivers

(a)	No amendment to any provision of this Agreement shall be effective unless it is in writing and has been signed by the Buyer and the Seller.

(b)	No waiver of any provision of this Agreement, or consent to any departure by the Seller from this Agreement, shall be effective unless it is in writing and has been signed by the Buyer.

(c)	Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.2	Notices

All notices and other communications provided under this Agreement shall be given in accordance with clause 23 (Notices) of the Deed of Common Provisions.

8.3	Jurisdiction

(a)	The courts having jurisdiction in the State of Western Australia have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The parties agree that those courts are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c)	Each party irrevocably waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, where that venue falls within clause 8.3(a) (Jurisdiction).

(d)	This clause 8.3 (Jurisdiction) is for the benefit of the Buyer only. As a result, the Buyer shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Buyer may take concurrent proceedings in any number of jurisdictions.

8.4	Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

8.5	Attorneys

Each of the attorneys executing this Agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

8.6	Fees and other costs

The Buyer may retain amounts equal to Upfront Costs from the proceeds of the Advance, to be applied in payment of such costs of the Buyer.

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Schedule 1

Dictionary

1	Dictionary

1.1	Certain Defined Terms

As used in this Agreement (including in the recitals hereof), the following terms shall have the following meanings:

Advance means the Commitment Amount provided to the Seller under this Agreement.

Advance Date means the date on which the single Advance is made by the Buyer under this Agreement.

Agreement means this gold prepayment agreement.

Allied means Allied Gold Mining Pic.

Allied Shares mean freely tradeable ordinary fully paid shares in Allied.

Alternative Payment Election has the meaning set forth in clause 2.7(b)(ii) (Repayment in Dollars or Allied Shares).

Barclays Account means the loco London gold account at Barclays Bank pic, 1 Churchill Place, Canary Wharf, London, E14 SHP for further credit to RK Mine Finance Trust 1 (on behalf of EXP T1 Ltd)- Account ID: RKETGBL or at such other bank as the Buyer may nominate.

COMEX means the Commodity Exchange, Inc part of the Chicago Mercantile Exchange (CME) group.

COMEX (1” Position) Settlement Price means the daily settlement price for Gold in US $for the prompt month on the COMEX.

Commitment Amount means US$80,000,000.

Companies Act means the Companies Act 2006 of the United Kingdom.

Contract for Sale means the Contract for Sale and Purchase of Gold entered into by the Seller and the Buyer on or around the date of this Agreement.

Deed of Common Provisions means the deed titled ‘Deed of common provisions’ dated on or around the date of this Agreement between the Seller, each party listed in Schedule 1 to that deed as guarantors, each party listed in Schedule 2 to that deed as security providers and the Buyer as original lender, as amended and supplemented from time to time in accordance with its terms or with the agreement of the Buyer and the Seller.

Deliverable Amount has its meaning set out in clause 2.7(a) (Repayment).

Delivery Day means a day on which Gold is to be delivered or the date on which the Dollar Equivalent Deliverable Amount is due and payable in accordance with clause 2.7 (Repayment), as the context requires.

Gold prepayment agreement	Schedule 1 | Page | 13

Delivery Obligations means as the context requires, a delivery of Gold made or to be made under this Agreement or the amount of Gold outstanding to be delivered.

Dollar Equivalent Deliverable Amount has the meaning set forth in clause 2.7(b)(iii) (Repayment in Dollars or Allied Shares).

Drawdown Notice means a notice contemplated in clause 2.3 (Delivery of Drawdown Notice) and issued substantially in the form annexed hereto as Schedule 2.

Eligible Purpose has the meaning in the Deed of Common Provisions.

Existing Facility means:

(a)	Indebtedness incurred under any of the IFC Facility Documents; and

(b)	Indebtedness incurred under any of the Bank of South Pacific Facility Documents.

Existing Facility Account has the meaning set forth in clause 7.1(b) (Repayment of an Existing Facility on the Advance Date) or clause 7.2(b) (Repayment of an Existing Facility after the Advance Date) (as applicable).

Existing Facility Repayment Date has the meaning set forth in clause 7.2 (Repayment of an Existing Facility after the Advance Date).

Facility Obligations means the Indebtedness and all other obligations (including all delivery obligations and all indemnity obligations) of the Obligors owing to the Buyer under, pursuant to or otherwise in respect of each Facility Document, and any item or part of any Facility Document, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined. For the avoidance of doubt, this includes the Delivery Obligations.

Final Delivery Date means the first Business Day of the 361” month after the first Delivery Day.

Final Facility Repayable Amount means:

(a)	if the Existing Facility Repayment Date for the Existing Facility is the Advance Date, the repayment amount for final satisfaction of the Existing Facility on the Advance Date as specified in the Drawdown Notice; and

(b)	if the Existing Facility Repayment Date for the Existing Facility is after Advance Date, the repayment amount for final satisfaction of the Existing Facility in accordance with the statement from the outgoing financier received in accordance with clause 11 or 12 (as applicable) of Schedule 3 (Conditions Precedent) under the Deed of Common Provisions.

GBP means pounds sterling.

Gold means gold of minimum .995 fineness in gold bars, conforming in all respects with the specification for “Good Delivery Gold Bars” under the “Good Delivery Rules”, as published by the London Bullion Market Association from time to time.

Gold Price means, in respect of a Delivery Day, as determined by the Buyer (in its sole discretion) and notified to the Seller at or before 4.00pm (london time) two (2) Business Days prior to the applicable Delivery Day (such day the Gold Price Notification Day):

(a)	the London Gold Market AM Fixing Price; or

(b)	the COMEX (1st Position) Settlement Price;

Gold prepayment agreement	Schedule 1 | Page | 14

on any day during the previous eight (8) Business Days prior to the Gold Price Notification Day.

London means London, United Kingdom.

London Gold Market AM Fixing Price means the Gold price in US$ determined twice each business day on the London market by the five members of The London Gold Market Fixing Ltd, in this case the morning fixing.

Special Gold Price means in respect of a Delivery Day, as determined by the Buyer (in its sole discretion) and notified to the Seller at or before 4.00p.m. (London time) three (3) Business Days prior to the applicable Delivery Day (such day the Special Gold Price Notification Day):

(a)	the London Gold Market AM Fixing Price; or

(b)	the COMEX (1st Position) Settlement Price,

on any day during the previous eight (8) Business Days prior to the Special Gold Price Notification Day.

Specified Time has the meaning set forth in clause 2.7(e) (Places of Shipment and Delivery of Gold).

Spot Price means the London Gold Market AM Fixing Price on any given day.

Term means the period from the date of this Agreement until the Final Delivery Date.

Upfront Costs means all reasonable costs and expenses incurred by the Buyer in

or

about the preparation and execution of all Facility Documents entered into on or about the date of this Agreement, including costs in respect of the legal and technical due diligence which the Buyer has engaged in connection with the Buyer’s entry into this Agreement and including the Buyer’s costs and expenses in accessing the Gold Ridge Project, the Simberi Gold Project and conducting searches and due diligence on the Allied Group.

Voluntary Prepayment Amount has the meaning set forth in clause 2.7(i)(ii) (Voluntary Prepayment by Seller).

Voluntary Prepayment Date has the meaning set forth in clauses 2.7(i)(i) (Voluntary Prepayment by Seller).

Voluntary Prepayment Notice has the meaning set forth in clauses 2.7(i)(i) (Voluntary Prepayment by Seller).

VWAP means volume weighted average price of traded Allied Shares linked for official quotation on the London Stock Exchange.

Gold prepayment agreement	Schedule 1 | Page | 15

Schedule 2

Drawdown Notice

To:                 EXP T1 Ltd (Buyer)

Attention:     [insert relevant name]

Reference is made to the document entitled ‘Gold prepayment agreement’ dated [insert date] 2011 (Gold Prepayment Agreement) between Allied Gold Finance Ply Ltd (as Seller) and the Buyer.

A term defined in the Gold Prepayment Agreement has the same meaning when used in this Drawdown Notice.

(a)	We give you notice under clause 2.3 (Delivery of Drawdown Notice) of the Gold Prepayment Agreement that we require the Advance as follows:

(i)	Amount of Advance to be drawn: US$80,000,000

(ii)	Advance Date: [insert- must be a Business Day no later than 30 days after the date of the Gold Prepayment Agreement]

(iii)	Purpose of Advance: [specify]. and this purpose is an Eligible Purpose.

(b)	We request that the proceeds of the Advance be:

(i)	applied in payment of Upfront Costs; and

(ii)	[insert Final Facility Repayable Amount] remitted to the Buyer to be applied to [insert Existing Facility Account on [insert Existing Facility Repayment Date OR Advance Date (as applicable)]; and

(iii)	the balance to be remitted to account number or numbers [ ]

(c)	We represent and warrant that no Default or Review Event is subsisting or would result from the provision of the Advance.

date
Signed for and on behalf of the Seller by

Sign here
[Director/Secretary/Responsible Officer]

Print name

Gold prepayment agreement	Schedule 2 | Page | 16

Schedule 3 -

Minimum Amounts

Voluntary Prepayment Date	Amount

First Business Day in January 2013	$69,265,000

First Business Day in January 2014	$36,265,000

Gold prepayment agreement	Schedule 3 | Page | 17

Execution page

Executed as an agreement.

Signed and delivered for Allied Gold Finance

Pty Ltd under power of attorney in the presence of:

Signature of witness	Signature of attorney

Name of witness (print)	Name of attorney (print)

Gold prepayment agreement	Schedule 3 | Page | 18

Signed and delivered by EXP T1 Ltd by:

Signature	Signature

Name (print)	Name (print)

Title	Title

Gold prepayment agreement	Schedule 3 | Page | 19